Exhibit 3.24

FIRST AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

WESTBORN SERVICE CENTER, INC.

Westborn Service Center, Inc., a corporation organized and existing under the laws of the State of Michigan (the “Corporation”), does hereby certify as follows:

1. The name of the Corporation is “Westborn Service Center, Inc.” The Corporation was originally incorporated under the name “Westborn Warehouse, Inc.,” and the original Articles of Incorporation was filed with the Secretary of State of the State of Michigan on November 20, 1968.

2. The Corporation filed an amended plan of reorganization under chapter 11 of title 11 of the United States Code on March 26, 2010 (the “Plan”), as confirmed on May 12, 2010 by the United States Bankruptcy Court for the District of Delaware.

3. The undersigned Corporation does hereby certify that the text of these Articles of Incorporation was duly adopted by the directors and shareholders of the Corporation in accordance with Sections 611(3), 641 and 642 of Act No.284 of the State of Michigan Business Corporation Act of 1972 and is hereby amended and restated to read as follows:

ARTICLE I

The name of the corporation is Westborn Service Center, Inc.

ARTICLE II

The purposes for which this corporation is formed are:

a) to carry on a general warehousing business; to receive for safekeeping or storage goods, wares, merchandise and property of all kinds and conduct all business appertaining thereto including the making of advances on goods stored and deposited with it;

b) to buy, sell, produce, manufacture and dispose of all kinds of goods, wares, foods, drugs, merchandise, manufactures, commodities, furniture, machinery, agricultural tools, supplies and products and generally to engage in and conduct any form of manufacturing or mercantile business not forbidden by the laws of this state;

c) to lease, buy, sell, use, mortgage, improve and otherwise handle, deal in, and dispose of property, real and personal of every kind, character and description whatsoever and wherever situated;

d) in general to carry on any business in connection therewith and incident thereto not forbidden by the laws of the State of Michigan and with all the powers conferred upon corporations by the laws of the State of Michigan.

ARTICLE III

The total authorized capital stock is 250 shares, all of which shall be Common Shares, with a par value of One Dollar per share. Notwithstanding any other provisions contained herein to the contrary, the Corporation shall not issue nonvoting equity securities. The prohibition on issuance of nonvoting equity securities is included in this Certificate in compliance with Section 1123(a)(6) of the Bankruptcy Code (11 U.S.C. §1123(a)(6)).

ARTICLE IV

The name of the first resident agent is The Corporation Company. The location of the first registered office is c/o The Corporation Company, 615 Griswold Street, Detroit, Wayne County, Michigan 48226. The post office address of the first registered office is c/o The Corporation Company, 615 Griswold Street, Detroit, Wayne County, Michigan 48226.

ARTICLE V

When a compromise or arrangement or any plan of reorganization of this corporation is proposed between this corporation and its creditors or any class of them or between this corporation and its shareholders or any class of them, any court of equity jurisdiction within the state, on the application of this corporation, or of any creditor or any shareholder thereof, or on the application of any receiver or receivers appointed for this corporation, may order a meeting of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, to be summoned in such manner as said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, or of the shareholders or class of shareholders to be affected by the proposed compromise or arrangement or reorganization, agree to any compromise or arrangement or to any reorganization of this corporation as a consequence of such compromise or arrangement, said compromise or arrangement and said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, or on all the shareholders or class of shareholders and also on this corporation.

ARTICLE VI

The incorporators of the Corporation and the number and class of shares subscribed for by each are as follows:

Name	Shares
The Standard Products Company 2130 West 110th Street Cleveland, Ohio 44102	250 Shares of Common Stock, $1 Par Value Per Share

ARTICLE VII

The term of corporate existence is perpetual.

ARTICLE VIII

In furtherance, and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

To make and alter any by-laws, Provided, they shall not make or alter any by-laws fixing their number, qualifications, classifications or term of office.

To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose or to abolish any such reserve in the manner is which it was created.

By resolution passed by a majority of the whole board to designate two or more of their number to constitute an executive and/or any other committee, who, to the extent provided in said resolution, shall have and exercise the authority of the Board of Directors in the management of the business of the corporation between the meetings of the Board.

When and as authorized by the affirmative vote of the holders of a majority of the shares issued and outstanding and entitled to vote given at a shareholders’ meeting duly called for that purpose, or when authorized by the written consent of the holders of a majority of the shares issued and outstanding and entitled to vote the Board of Directors shall have power and authority to sell, lease or exchange all or substantially all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms an conditions and for such consideration, which may be in whole or in part shares of stock in, and/or other securities of, any other corporation or corporations, domestic or foreign, as its Board of Directors shall deem expedient and for the best interests of the corporation.

The corporation may in its by-laws confer power upon its Board of Directors in addition to the foregoing, and in addition to the powers and authorities expressly conferred upon it by statute.

The corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights, conferred upon share holders herein are granted subject to this reservation.

*****

IN WITNESS WHEREOF, Westborn Service Center, Inc. has caused these Articles of Incorporation to be duly executed in its name and on its behalf by its duly authorized officer this 13th day of July, 2010.

Westborn Service Center, Inc.

By:	/s/ Timothy W. Hefferon
Name:	Timothy W. Hefferon
Title:	Secretary